Exhibit 10.62

FOURTH AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This FOURTH AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "***Amendment***") is made and entered as of this 14 day of August, 2020 (the "***Amendment Effective Date***") by and between InspireMD, Inc., a Delaware corporation (the "***Company***"), and Craig Shore (the "***Executive***") for purposes of amending that certain Amended and Restated Employment Agreement dated as of May 5, 2014, as amended on January 5, 2015, July 25, 2016 and March 25, 2019, by and between the Company and the Executive (the "***Agreement***"). Terms used in this Amendment with initial capital letters that are not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

WHEREAS, Section 7.5 of the Agreement provides that the parties to the Agreement may amend the Agreement in a writing signed by the parties; and

WHEREAS, the parties hereto desire to amend the Agreement in certain respects.

NOW THEREFORE, pursuant to Section 7.5 of the Agreement, and for good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company and the Executive agree as follows:

1. Section 1.3 of the Agreement is hereby amended as of the Amendment Effective Date by deleting said section in its entirety and substituting in lieu thereof the following new Section 1.3:

> 1.3 Term of Employment. The term of this Agreement shall continue until 11:59 p.m. Eastern Time on July 31, 2022 (the "Initial Term") unless sooner terminated or extended as provided hereunder. This Agreement shall automatically renew for additional one-year periods on August 1, 2022 and on each and every August 1st thereafter (each such extension, the "Renewal Term") unless either party gives the other party written notice of its or his election not to extend such employment at least six months prior to the next August 1st renewal date. Further, if a Change in Control occurs when less than two full years remain in the Initial Term or during any Renewal Term, this Agreement shall automatically be extended for two years only from the Change in Control Date and thereafter shall terminate on the second anniversary of the Change in Control Date in accordance with its terms. The Initial Term, together with any Renewal Term or extension as a result of a Change in Control, are collectively referred to herein as the "Term." In the event that the Executive continues to be employed by the Company after the Term, unless otherwise agreed by the parties in writing, such continued employment shall be on an at-will, month-to-month basis upon terms agreed upon at such time without regard to the terms and conditions of this Agreement (except as expressly provided herein) and this Agreement shall be deemed terminated at the end of the Term, regardless of whether such employment continues at-will, other than Articles VI and VII, plus specified provisions of Articles IV and V to the extent they relate to termination of employment after expiration of the Term, which shall survive the termination or expiration of this Agreement for any reason.

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2. Section 2.2 of the Agreement is hereby amended as of the Amendment Effective Date by deleting said section in its entirety and substituting in lieu thereof the following new Section 2.2:

2.2 Base Salary.

(a) The Executive shall be paid a base salary of no less than NIS 86,000 per month (NIS 1,032,000 on an annualized basis) while he is employed by the Company during the Term; provided, however, that nothing shall prohibit the Company, to the extent permitted by law, from reducing the base salary as part of an overall cost reduction program that affects all senior executives of the Company Group and does not disproportionately affect the Executive, so long as such reductions do not reduce the base salary to a rate that is less than 90% of the minimum base salary amount set forth above (or, if the minimum base salary amount has been increased during the Term, 90% of such increased amount). The Executive's base salary shall be reviewed annually by the Chief Executive Officer for increase (but not decrease, except as permitted above) as part of the Company's annual compensation review.

(b) As the Executive is employed by the Company in a senior managerial position involving a fiduciary relationship between the Executive and the Company, the Work and Rest Law (5711-1951), and any other law amending or replacing such law, shall not apply to the Executive or to his employment with the Company, and the Executive shall not be entitled to any compensation in respect of such law. The Executive acknowledges that the compensation set for him under this Agreement includes compensation that would otherwise be due to the Executive pursuant to such law.

(c) Subject to Sections 3.3, 3.5 and 3.6 below, the base salary shall be comprehensive and all-inclusive in that it shall be deemed to represent the Executive's entire compensation for his employment and work under this Agreement, including those social benefits which can be embodied under law in his base salary, except where it is otherwise specifically set forth in this Agreement.

3. Section 5.1(b) of the Agreement is hereby amended by deleting said sub-section in its entirety and substituting in lieu thereof the following new Section 5.1:

(b) (i) payments related to any and all social, pension, retirement, profit-sharing, severance or similar compensatory benefits, including payments pursuant to the Policy (as defined in Section 3.5) and the Education Fund (as defined in Section 3.6), owed to and/or previously deposited into the relevant accounts of or for the benefit of, the Executive as of the date of termination plus (ii) a one-time lump sum severance payment that shall include an amount equal to the sum of (A) 100% of the Executive's annual base salary, (B) the annual cost to the Company of providing the automobile to the Executive (i.e. car allowance) and (C) payments related to any and all social, pension, retirement, profit-sharing, severance or similar compensatory benefits, including payments pursuant to the Policy and the Education Fund, which the Company would have been obligated to pay had the Executive remained employed in the same position and at the same base salary for the 12 months immediately following the date of termination, as were in effect for the 12 months immediately preceding the date of termination. The lump sum severance payment shall be paid on the Company's first payroll date after the Executive's signing the release described in Section 5.4 and the expiration of any applicable revocation period, subject, in the case of termination other than as a result of the Executive's death, to Section 7.16; provided, however, that in the event that the time period for return of the release and expiration of the applicable revocation period begins in one taxable year and ends in a second taxable year, such

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payment shall not be made until the second taxable year if necessary to comply with Section 409A of the Code.

4. Except as expressly amended by this Amendment, the Agreement shall continue in full force and effect in accordance with the provisions thereof.

5. In the event of a conflict between the Agreement and this Amendment, this Amendment shall govern.

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IN WITNESS WHEREOF, the parties have executed this Fourth Amendment to Amended and Restated Employment Agreement as of the Amendment Effective Date.

THE COMPANY:

INSPIREMD, INC.

By:	/s/ Marvin Slosman
Name:	Marvin Slosman
Title	Chief Executive Officer

EXECUTIVE:

/s/ Craig Shore
Craig Shore

August 14, 2020